Exhibit 99.(a)(5)(CCC)

Press Release

November 17, 2006

E.ON: positive developments in offer for Endesa

E.ON welcomes Endesa’s announcement that it will ask the Spanish Courts to modify or lift the two injunctions against Gas Natural’s offer. This action indicates Endesa’s desire for shareholders to decide whether they accept E.ON’s offer.

This important step follows yesterday’s approval of E.ON’s bid for Endesa by Spain’s stock market regulator, the CNMV. With the CNMV’s approval, E.ON has obtained final authorization from all relevant Spanish and European authorities for its offer. However, due to the existing injunction against Gas Natural’s offer, E.ON’s com-peting offer is also suspended.

E.ON Chief Executive Wulf Bernotat commented: “With approval from the CNMV we have reached another important milestone on our road to a successful entry into the Spanish energy market. We hope that the suspension of Gas Natural’s offer – and consequently of our offer as well – will soon be lifted by the courts so that Endesa’s shareholders can decide.”

Given the attractiveness of the bid E.ON is confident of gaining the necessary acceptance level of at least 50.01%. In addition, only E.ON’s offer delivers the certainty of being 100% cash and is available to every Endesa shareholder – institutional and private. Endesa itself will also uniquely benefit from this transaction, and will be able to play an active role in developing Europe’s energy sector.

E.ON AG
E.ON Platz 1
D-40479 Düsseldorf

For information
please contact:

Dr. Peter Blau
Phone: +49-211-45 79-628
Fax: +49-211-45 79-629

Josef Nelles
Phone: +49-211-45 79-544
Fax: +49-211-45 79-566

www.eon.com
Press@eon.com

Press Release E.ON AG, November 17, 2006	Page 2 of 2

Media Contact

E.ON AG, Corporate Communications
Dr. Peter Blau	+49 (0)211 45 79 627
Josef Nelles	+49 (0)211 45 79 544

Spain
Deva Comunicaciones	+34 91 360 1720
Gonzalo Lacalle	+34 677 405 341
Juan Torres	+34 666 582 837

UK / International
Finsbury Group	+44 (0)20 7251 3801
Rollo Head	+44 (0)7768 994 987

This press release does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, CorE.ONores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.